AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter this “Agreement”) is entered into as of the last date set forth on the signature page hereto and becomes effective as of July 31, 2026 (hereinafter the “Effective Date”) by and between One Stop Systems, Inc. (hereinafter “OSS” or the “Company”), and Robert Kalebaugh (hereinafter “Executive”).

RECITALS

A.
OSS is a corporation headquartered and doing business in the State of California.
B.
OSS and Executive are parties to that certain Employment Agreement effective as of July 20, 2023 (the “Prior Agreement”).
C.
OSS and Executive desire to amend and restate the Prior Agreement in its entirety and to continue Executive’s employment as the VP of Sales (hereinafter “VP of Sales”) on a full-time basis pursuant to the terms of this Agreement.

IN CONSIDERATION of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1.
Employment. OSS hereby engages Executive to serve as its VP of Sales, and Executive hereby accepts such an engagement upon the terms and conditions set forth herein.
2.
Term. The term of this Agreement shall begin on the Effective Date stated above and shall remain in effect for one (1) year, unless terminated pursuant to Section 10. If the Agreement is not terminated earlier pursuant to Section 10, the Agreement shall continue from year to year thereafter, subject to the termination provision in Section 10, unless either party to the Agreement gives written notice to the other of a desire to change, amend, modify or terminate the Agreement, at least sixty (60) days prior to the end of the then existing term of the Agreement. If either OSS or Executive provides written notice to the other of a desire to amend or modify the Agreement for the following term and an agreement as to the amendment or modification cannot be reached prior to the expiration of the then current term, the Agreement will automatically terminate as of the end of the then current term of the Agreement, unless otherwise agreed in writing by both parties. If mutually agreed upon in writing, the sixty (60) day notice period may be waived by OSS and Executive.
3.
Duties. Executive is employed to serve as the VP of Sales and shall perform such duties as are customarily performed by a VP of Sales, and such other duties as the Chief Executive Officer (“CEO”) assigns from time to time. Executive acknowledges that he is accountable to, and reports to, the CEO who will be Executive’s supervisor. As part of Executive’s duties, Executive acknowledges and understands that: (a) Executive will devote his utmost knowledge and best skill to the performance of his duties; (b) Executive shall devote his full business time to the rendition of such services, subject to absences for customary vacations, temporary illness, and other

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statutory leave rights; and (c) Executive will not engage in any other gainful occupation that materially interferes with Executive’s performance of duties for the Company, creates a conflict of interest, or competes with the Company without prior consent of the Company. Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit, provided that Executive complies with Company policies and applicable law, including the rules and regulations of the Securities and Exchange Commission (the “SEC”). Executive will not engage in any activity that would impair Executive’s ability to act and exercise judgment in the best interests of the Company. Executive agrees to devote all of Executive’s productive time, ability, attention and best efforts in connection with his duties. Executive will perform Executive’s duties and responsibilities contemplated under this Agreement faithfully, diligently, in a trustworthy, businesslike, proficient, and efficient manner, with reasonable care (in accordance with good practices utilized within the Company’s industry), to the best of Executive’s ability and in the best interests of the Company. Executive is permitted to remain on any outside boards of directors he sat on as of the Effective Date, and may join other outside board(s) of directors, with prior consent of the Company, which consent will not unreasonably be withheld. In performing his duties hereunder, Executive shall support and implement the business, operational and strategic plans approved from time to time by the Company’s Board of Directors (the “Board”) and shall support and cooperate with the Company’s efforts to operate in conformity with the business and strategic plans approved by the Board.
4.
Personnel Policies and Procedures. OSS shall have the authority to establish, from time- to-time, personnel policies and procedures to be followed by its employees. Executive agrees to comply with the policies and procedures of OSS.
5.
Compensation.
(a)
Salary. During the term of this Agreement, Executive shall be paid a salary that is equivalent to two hundred eighty-five thousand dollars ($285,000) per year (“Base Salary”), less any required withholdings and deductions. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive will receive Executive’s Base Salary payments every two (2) weeks on the Company’s regular payroll dates. Executive’s Base Salary (and Bonus (as defined below)) are subject to annual review by the Board and may be changed from time to time in the Company’s discretion.
(b)
Bonus. In addition to the Base Salary, Executive also will be eligible for a bonus (paid out annually if targets are met) (the “Bonus”) with a target amount of twenty five percent (25%) of Executive’s then-current annual Base Salary, pursuant to the OSS Variable Compensation Plan approved by the Board (the “VCP”). Executive shall earn and be paid the Bonus on an annual basis, pursuant to the VCP, based on Executive’s performance, as determined by the Board in its sole discretion, against fundamental corporate and/or individual objectives to be determined by the Board. The Board shall have the sole discretion to determine the amount of the bonus paid, if any, for a given year, based on the terms of the VCP. Unless otherwise determined by the CEO in his sole discretion, the bonus is not earned until the year is completed.
(c)
Annual Equity Awards. Executive shall be eligible to receive annual long-term incentive equity awards, subject to approval by the Board or the Compensation Committee of the Board. The Board or the Compensation Committee shall determine, in its sole discretion,

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the amount, form, vesting schedule, performance conditions, if any, and other terms of each such award. Annual long-term incentive awards may consist of restricted stock units, stock options, performance stock units, or any combination thereof, and shall be granted pursuant to, and subject to the terms and conditions of, the Equity Incentive Plan and the applicable award agreement.
(d)
Clawback of Incentive Compensation. Notwithstanding the foregoing, to the extent required by applicable Company policies and/or applicable law, all incentive compensation payable to Executive during the term of this Agreement shall be subject to clawback in accordance with Company policies, as may be adopted and/or amended from time to time, in accordance with applicable law, including, without limitation, SEC rules and regulations and/or rules of the exchange on which the Company’s equity securities may be listed from time to time.
6.
Fringe Benefits.
(a)
Vacation. Executive shall not accrue any vacation, but shall be entitled to take unlimited vacation during the term of this Agreement on request, pursuant to the terms of the Company’s unlimited vacation policy, so long as the vacation time does not interfere with Executive’s ability to complete his corporate obligations, and only for time off for vacation and personal days, and not for other purposes covered by leave of absence and paid sick leave policies. Leave(s) of absence and paid sick leave will be provided in compliance with applicable federal and state laws and pursuant to the Company’s policies as specified in the Company’s Employee Handbook, as such Handbook may be updated or amended from time to time.
(b)
Medical and Dental Insurance and Paid Sick Leave. Executive shall receive medical and dental insurance benefits and paid sick leave as set forth in the Employee Handbook for full time employees. Executive will be deemed to receive income attributable to the benefits provided pursuant to this Section in accordance with and to the extent required by applicable law and Internal Revenue Service regulations, and shall be responsible for any and all applicable tax liability arising from such benefits. The Company reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its executive benefits, and executive policies and procedures, in whole or in part, at any time with or without notice.
(c)
Retirement Benefits. Executive shall receive retirement benefits (401(k) plan) as set forth in the Employee Handbook.
7.
Business Expenses. OSS shall reimburse Executive for reasonable and necessary expenses incurred by Executive in the ordinary course of business for OSS, in accordance with OSS’ policies and procedures and applicable law.
8.
Location. Executive’s principal place of employment shall be the Company’s facility in Escondido, California, provided that Executive will be required to travel from time to time to other locations in connection with the Company’s business.

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9.
Definitions. For purposes of this Agreement, the following terms shall have the meanings given:

“Change in Control” means:

(a)
The direct or indirect sale or transfer, in a single transaction or a series of related transactions, by the stockholders of the Company of voting securities, in which the holders of the outstanding voting securities of the Company immediately prior to such transaction or series of transactions hold, as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such transaction or series of related transactions;
(b)
A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;
(c)
A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger;
(d)
The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s); or
(e)
Any time individuals who, on the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a merger or other transaction effected solely for the purpose of changing the domicile of the Company shall not constitute a “Change in Control” for purposes of this Agreement.

“Equity Awards” means all restricted stock units, stock options and such other equity awards granted pursuant to the Equity Incentive Plan.

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“Equity Incentive Plan” means that certain 2017 Equity Incentive Plan, as may be amended from time to time, established by the Company for the benefit of employees, officers, directors and consultants of the Company.

“Long-Term Disability” means Executive’s inability to perform Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a health care provider acceptable to the Company, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual essential functions for the Company with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, and consistent with any applicable law, a determination of the Company as to Long-Term Disability status shall be final and binding and the date such determination is made shall be the date of such Long-Term Disability for purposes of this Agreement.

“Retirement” means a termination of employment by Executive under Section 10(g) that occurs upon or after both (a) Executive’s attainment of age sixty (60) and (b) Executive’s completion of at least three (3) years of service to the Company and its subsidiaries; even if the Executive continues to provide some services to the Company pursuant to a consulting or other arrangement.

“Severance Benefits” means any payments or benefits described in Section 13 other than Base Salary earned through the termination date, bonuses earned for completed years, reimbursement of business expenses or any other amounts payable without regard to Executive’s execution of the Release and Waiver.

10.
Termination. This Agreement and the employment of Executive shall terminate prior to its expiration date under any of the following conditions:
(a)
The death of Executive.
(b)
The Long-Term Disability of Executive.
(c)
Upon receipt by Executive of written notice from OSS that Executive’s employment is being terminated for Good Cause. “Good Cause” means:
(i)
Executive exhibits poor or substandard work performance or fails or refuses to faithfully and diligently perform the usual and customary duties of his employment which failure or refusal is not cured within ten (10) days after written notice thereof is given to Executive; or
(ii)
Executive fails or refuses to comply with the material policies, standards and/or rules of Company which from time to time may be established; or
(iii)
Executive fails or refuses to act in accordance with any lawful direction or order of Company; or

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(iv)
It is determined that Executive has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of the Company; including, but not limited to, theft or misappropriation of the Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, the filing of false expense or related reports, or being convicted of a felony; breach of fiduciary duty to the Company; intentional, reckless, or negligent conduct causing harm to the Company; or
(v)
Executive violates any term or condition of this Agreement.
(d)
Upon receipt by Executive of written notice from OSS that Executive’s employment is being terminated for other than Good Cause;
(e)
Upon sixty (60) days’ written notice by Executive that he is resigning his employment from OSS.
(f)
Upon sixty (60) days’ written notice by Executive that he is resigning his employment for Good Reason (as defined in Section 11 below);
(g)
Upon three (3) months’ written notice by Executive that he is resigning his employment from OSS for Retirement; and
(h)
Upon the term of the Agreement expiring pursuant to Section 2 above.

Any termination of Executive’s employment shall automatically effectuate Executive’s removal from any and all officer positions that Executive then holds with the Company, or any of the Company’s affiliates as of the effective termination date.

11.
Good Reason. “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a material adverse change in Executive’s duties, authority or responsibilities relative to the duties, authority or responsibilities in effect immediately prior to such reduction, or the removal of Executive as the VP of Sales of the Company; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when Executive retains a similar position with a subsidiary of the acquiring entity following a Change in Control, but Executive does not hold the same position in the acquiring entity) shall not constitute “Good Reason;” (ii) a material diminution in Executive’s base compensation; or (iii) a material breach by the Company of its obligations under this Agreement; provided, however, that such termination by Executive shall only be deemed for “Good Reason” pursuant to the foregoing definition if: (A) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (C) Executive voluntarily terminates Executive’s employment within sixty (60) days following the end of the Cure Period pursuant to Section 10(f) above.

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12.
Compensation Upon Termination.
(a)
For Good Cause. In the event Executive is terminated for Good Cause as defined in Section 10(c) above, he shall receive notice that his employment is terminated and shall receive regular, unpaid wages, expenses and other money due to Executive through the termination date. Executive is entitled to no other severance compensation when he is terminated for Good Cause as defined in Section 10(c) above.
(b)
For Other Than Good Cause. In the event Executive’s employment is terminated for other than Good Cause as set forth in Section 10(d) above, Company shall pay Executive: (1) all unpaid Base Salary, earned through the date of termination, less required deductions and withholdings; (2) any Bonus pursuant to Section 5(b) above for any year that has been completed through the date of termination, that has not yet been paid to Executive, less required deductions and withholdings; and (3) any unreimbursed expenses incurred in accordance with Company policy. In addition, upon Executive signing and returning an effective waiver and release of claims on a release form provided by the Company to Executive at or after his termination (hereinafter “Release and Waiver”) within the time frame set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, Executive shall be entitled to: (1) separation payments in an aggregate amount of four (4) months of Executive’s then current Base Salary, paid to Executive on the Company’s regular paydays, subject to standard payroll deductions and withholdings, with the first such payment being made, subject to Section 12(b) below, on the first payday following the date the Release and Waiver becomes effective (it being understood that such first payment shall include any amounts otherwise payable hereunder on paydays that occur prior to the date the Release and Waiver becomes effective); and (2) provided that Executive timely elects such coverage, the continuation of Executive’s group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at the Company’s expense for a period of four (4) months following the termination date; provided, however, that in the event Executive becomes eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately. In the event Executive pursues a claim for breach of contract, Executive agrees that the maximum damage that Executive may recover for breach of contract is four (4) months’ salary at his then current wage level and four (4) months’ COBRA premiums. In the event Executive is eligible for Severance Benefits under this Section, Executive is not eligible for any Severance Benefits under Section 12(c), 12(f) and 12(g) herein.
(c)
Termination Without Good Cause or Resignation for Good Reason in Connection with a Change in Control. If, within the three (3) months immediately preceding or twelve (12) months immediately following the effective date of a Change in Control, Executive’s employment terminates due to an involuntary termination (not including death or Long-Term Disability) without Good Cause or a resignation for Good Reason, Company shall pay Executive: (1) all unpaid Base Salary, earned through the date of termination, less required deductions and withholdings; (2) any Bonus pursuant to Section 5(b) above for any year that has been completed through the date of termination, that has not yet been paid to Executive, less required deductions and withholdings; and (3) any unreimbursed expenses incurred in accordance with Company policy. In addition, upon Executive’s furnishing to the Company the Release and Waiver within the time frame set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, Executive shall be entitled to: (1) a single lump-sum payment in an

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amount equal to four (4) months of Executive’s then-current Base Salary, subject to standard payroll deductions and withholdings, payable within ten (10) business days of the date the Release and Waiver becomes effective; (2) provided that Executive timely elects such coverage, the continuation of Executive’s group health continuation coverage under COBRA at the Company’s expense for a period of four (4) months following the termination date; provided, however, that in the event Executive becomes eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately; (3) a pro-rated amount of Executive’s bonus, including any variable compensation plan amounts, earned through the termination date plus four (4) months, all at 100% of plan, and (4) the vesting of the shares subject to each of Executive’s Equity Awards shall be accelerated such that one hundred percent (100%) of said shares shall be deemed fully-vested and, if applicable, immediately exercisable effective as of the date of such termination. The right to exercise Equity Awards shall accelerate automatically and vest in full, effective as of immediately prior to the consummation of a Change in Control. For avoidance of doubt, a Release and Waiver shall not be deemed to be effective for purpose of this Section unless and until the period for revocation, as provided by applicable law, shall have expired. In the event Executive is eligible for Severance Benefits under this Section, Executive is not eligible for any Severance Benefits under Section 12(b), 12(f), or 12(g) herein.
(d)
Death or Long Term Disability. In the event Executive dies or becomes subject to Long-Term Disability (as defined in this Agreement), as set forth in Sections 10(a) and 10(b), the Company’s obligations hereunder shall terminate after paying Executive or Executive’s heirs or estate, as applicable, any compensation owed through the last day he worked, including any bonus that has been earned but not yet paid to Executive pursuant to Section 5(b) above. In addition, upon Executive (or an authorized representative of Executive’s estate) signing and returning an effective Release and Waiver at or after Executive’s last day of employment, but in no event later than forty-five (45) days following Executive’s last day of employment, Executive (or Executive’s estate) shall be entitled to the vesting of the shares subject to each of Executive’s Equity Awards which shall be accelerated such that one hundred percent (100%) of said shares shall be deemed fully-vested and, if applicable, immediately exercisable effective as of the date of such death or Long-Term Disability. The Company shall have no further obligations to Executive, Executive’s estate or Executive’s heirs, except as otherwise provided by law.
(e)
Resignation. In the event Executive resigns as set forth in Section 10(e) above, Company shall pay Executive: (1) all unpaid Base Salary, earned for the remainder of the time he continues to be employed at OSS, up to a maximum of sixty (60) days, less required deductions and withholdings; (2) any Bonus pursuant to Section 5(b) above for any year that has been completed through the last date of employment, that has not yet been paid to Executive, less required deductions and withholdings; and (3) any unreimbursed expenses incurred in accordance with Company policy.
(f)
Resignation For Good Reason. In the event Executive resigns for Good Reason as set forth in Section 10(f) and Section 11 above, Company shall pay Executive: (1) all unpaid Base Salary, earned for the remainder of the time he continues to be employed at OSS, up to a maximum of sixty (60) days, less required deductions and withholdings; (2) any Bonus pursuant to Section 5(b) above for any year that has been completed through the last date of employment, that has not yet been paid to Executive, less required deductions and withholdings;

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and (3) any unreimbursed expenses incurred in accordance with Company policy. In addition, upon Executive signing and returning an effective Release and Waiver at or after his last day of employment within the time frame set forth therein, but in no event later than forty-five (45) days following Executive’s last day of employment, Executive shall be entitled to: (1) separation payments in an aggregate amount of three (3) months of Executive’s then-current Base Salary, paid to Executive on the Company’s regular paydays, subject to standard payroll deductions and withholdings, with the first such payment being made, subject to Section 13(b) below, on the first payday following the date the Release and Waiver becomes effective (it being understood that such first payment shall include any amounts otherwise payable hereunder on paydays that occur prior to the date the Release and Waiver becomes effective); and (2) provided that Executive timely elects such coverage, the continuation of Executive’s group health continuation coverage under COBRA at the Company’s expense for a period of three (3) months following the Executive’s last day of employment; provided, however, that in the event Executive becomes eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately. For avoidance of doubt, a Release and Waiver shall not be deemed to be effective for the purposes of this Section unless and until the period for revocation, as provided by applicable law. shall have expired. In the event Executive pursues a claim for breach of contract, Executive agrees that the maximum damages that Executive may recover for breach of contract is three (3) months’ salary at his then current wage level and three (3) months’ COBRA premiums. In the event Executive is eligible for Severance Benefits under this Section 12(t), Executive is not eligible for any Severance Benefits under Section 12(b), 12(c), and 12(g).
(g)
Retirement. In the event Executive resigns for Retirement as set forth in Section 10(g) above, Company shall pay Executive: (1) all unpaid Base Salary earned for the remainder of the time he continues to be employed at OSS, less required deductions and withholdings; (2) any Bonus pursuant to Section 5(b) above for any year that has been completed through the last date of employment, that has not yet been paid to Executive, less required deductions and withholdings; (3) notwithstanding Section 5(b), a pro-rated amount of Executive’s Bonus, including any variable compensation plan amounts, earned through the last date of employment, less required deductions and withholdings; and (4) any unreimbursed expenses incurred in accordance with Company policy.
13.
Application of Internal Revenue Code Section 409A.
(a)
Notwithstanding anything to the contrary herein, the following provisions apply to the extent Severance Benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). To the extent required by Section 409A, Severance Benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section l.409A- 2(b)(2)(i), and the Severance Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-l(b)(4), 1.409A-l(b)(5) and l.409A l(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Benefits payments

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shall be delayed until the earlier of (i) twelve (12) months and one (1) day after Executive’s separation from service, or (ii) Executive’s death.
(b)
Executive shall receive Severance Benefits only if Executive executes and returns to the Company the Release and Waiver no later than forty-five (45) days following Executive’s termination date, and permits the Release and Waiver to become effective in accordance with its terms (such latest permitted date, the “Release and Waiver Deadline”). If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which Executive separates from service, the Release and Waiver will not be deemed effective any earlier than the Release and Waiver Deadline. None of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release and Waiver. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release and Waiver, all amounts will be paid in accordance with Section 12(b), 12(c), 12(t) and 12(g) above, as applicable.
(c)
The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
14.
Limitation on Payments.
(a)
If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)
Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall

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preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(c)
Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
(d)
If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 14(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 14(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) Section 14(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
15.
Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between OSS and Executive concerning any aspect of the employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the Federal Arbitration Act (“FAA”), as follows. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties. The parties intend to revoke any prior arbitration agreement.
(a)
Claims Covered
(i)
Executive and OSS both agree to exclusively and finally resolve by binding arbitration any and all claims or controversies (“claims”) that OSS may have against Executive or that Executive may have against OSS or against its past, present, or future predecessors, successors, assigns, affiliates, parent and subsidiary companies, joint ventures, alleged joint employers, pension or benefit plans, administrators, vendors, contractors, and their respective past, present, or future officers, directors, employees, stockholders, representatives, managers, members, partners, partnerships, agents, clients, suppliers, business advisors, financial advisors, attorneys, and accountants, insurers, and indemnitees (collectively, “Employer”),

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relating to, resulting from, or in any way arising out of this Agreement or the enforcement, interpretation or validity of this Agreement and/or this agreement to arbitrate, including the determination of the scope or applicability of this agreement to arbitrate, any aspect of Executive’s employment relationship with Employer (pre-hire through post-termination), and/or the termination of Executive’s employment relationship with Employer, and/or any act or omission between Executive and Employer to the extent permitted by law. Any claims that are expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the FAA or other federal law are not covered by this Agreement.
(ii)
The scope of this agreement to arbitrate is intended to be broad and comprehensive and includes, without limitation, claims for wages or other compensation due; claims for penalties or premiums; claims for violations of applicable federal, state or local wage-and-hour laws, including, but not limited to the California Labor Code; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, those relating to performance or reputation); claims for discrimination, harassment, and/or retaliation (including, but not limited to, race, religious creed (which includes religious dress and grooming practices), color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex (which includes pregnancy, childbirth, breastfeeding, and related medical conditions), gender, gender identity, gender expression, age, sexual orientation, military or veteran status, or any other consideration made unlawful by federal, state or local laws, ordinances, or regulations); claims for violation of any leaves of absence or accommodations laws; claims for wrongful termination or whistleblowing; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for violation of trade secret, proprietary, or confidential information laws; claims for unfair business practices; claims for invasion of privacy; conversion, claims for breach of fiduciary duty or breach of contract, defamation, claims for tortious interference with contract or economic advantage, and claims for violation of any public policy, federal, state, or other governmental law, statute, regulation, or ordinance.
(b)
Claims Not Covered by this Agreement to Arbitrate.
(i)
This agreement to arbitrate (pursuant to this Section 15) does not include any disputes involving sexual assault and/or sexual harassment as defined by Title 9 of the United States Code arising on or after March 3, 2022.
(ii)
Nothing in this Agreement precludes Executive from pursuing any administrative agency claims, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the Division of Labor Standards Enforcement, the Department of Labor and the National Labor Relations Board. However, if any federal, state or local administrative agency does not finally and completely resolve the claims covered by this Agreement, Executive must submit the claim to arbitration under this Agreement.
(iii)
Any dispute or claim that is not covered by the agreement to arbitrate pursuant to this Section 15 may be filed in court but the parties hereto agree that the court action will be immediately stayed pending full and final resolution of the arbitration of the covered claims, unless prohibited by law.

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(c)
Arbitration Procedures.
(i)
Required Notice of Claims and Statute of Limitations. Executive may initiate arbitration by serving or mailing a written notice to the CEO of Employer at Employer’s principal place of business. Employer may initiate arbitration by serving or mailing a written notice to Executive at the last address recorded in Executive’s personnel file. The written notice must specify with reasonable particularity the claims asserted against the other party. Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable .federal or state law. After demand for arbitration has been made by serving written notice, the party demanding arbitration shall file a demand for arbitration with the Office of JAMS located in San Diego. The location of the arbitration is determined in accordance with Section 15(c)(viii). Applicable law is determined in accordance with Section 15(c)(vi).
(ii)
Selection of Arbitrator and Applicable Rules. The arbitrator shall be selected within sixty (60) days of the party initiating arbitration under Section 15(c)(i) from the panel of JAMS and the arbitration shall be conducted pursuant to JAMS policies and procedures. Except as provided herein, all rules governing the arbitration shall be the then-applicable rules set forth by JAMS. If the dispute is employment-related, the dispute shall be governed by JAMS’s then-current version of the national rules for the resolution of employment disputes, with the exception that discovery and motions for summary judgment will be governed by Sections 15(c)(iii) and 15(c)(iv) of this Agreement. JAMS’s then-applicable rules governing the arbitration may be obtained from JAMS’s website, which currently is www.jamsadr.com.
(iii)
Discovery and Motions. The parties shall be entitled to engage in all types of discovery (e.g., depositions, interrogatories, request for production of documents, etc.) regarding and relevant to the subject matter of the dispute submitted to arbitration pursuant to the Federal Rules of Civil Procedure (“FRCP”), including but not limited to, FRCP 26. A copy of the FRCP may be obtained from the website of the United States Courts, which is currently http://www.uscourts.gov/rules-policies/currentrules-practice-procedure/federal-rules-civil-procedure. The arbitrator is authorized to rule on discovery motions brought under the FRCP. All discovery must be completed no later than twenty (20) days prior to the date set for the arbitration hearing; provided, however, that no discovery may be initiated until after the dispute has been formally submitted to arbitration and an arbitrator has been mutually agreed-upon.
(iv)
Dispositive Motions. Either party may file a motion for summary judgment with the arbitrator in accordance with Rule 56 of the FRCP.
(v)
Offers Of Judgement. Either party may serve an offer of judgment consistent with the FRCP.
(vi)
Applicable Law and Arbitrator Authority. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement including, but not limited to this agreement to arbitrate and any claim that all or any part of this Agreement is void or voidable any claim that any party breached this

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agreement to arbitrate, except for any disputes involving sexual assault and/or sexual harassment as defined by Title 9 of the United States Code arising on or after March 3, 2022.

____ (Executive’s Initials Acknowledging Arbitrator’s Exclusive Authority.)

(vii)
Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based within 30 calendar days after the hearing’s completion. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.
(viii)
Place of Arbitration. The arbitration shall take place at a mutually convenient location (preference shall be provided to a JAMS office) that must be within fifty (50) miles of Executive’s last known address with Employer. If the parties cannot agree upon a location, or if a JAMS office is not within fifty (50) miles of Executive’s last known address with Employer, then the arbitration shall be held at the JAMS closest to the last Employer worksite with which Executive most regularly communicated. If Executive worked remotely, then the arbitration shall be held at the JAMS office closest to Employer’s worksite where Executive was “assigned,” even though Executive did not physically work at the worksite.
(d)
Application for Emergency Injunctive and/or Other Equitable Relief. Claims by Employer or Executive for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be submitted to JAMS for emergency treatment. The parties agree that the JAMS administrator may select a neutral hearing officer (subject to conflicts) to hear the emergency request only. The hearing officer should be experienced in considering requests for emergency injunctive and/or other equitable relief. The hearing officer shall conform his consideration and ruling with the applicable legal standards as if this matter were heard in a court of law in the applicable jurisdiction for such a dispute.
(e)
Severability. Should any portion of this agreement to arbitrate be found unenforceable, such portion will be severed from this Agreement, and the remaining portions shall continue to be enforceable.
(f)
Effective Date. This agreement to arbitrate is retroactively effective to the date that Executive’s employment with Employer initially began. This agreement to arbitrate shall survive the termination of Executive’s employment.
(g)
Construction. This agreement to arbitrate shall be construed and enforced pursuant to the FAA and not the California Arbitration Act, California Civil Procedure Section 1280 et seq. Executive acknowledges and agrees that the Employer’s business affects interstate commerce. The Arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement to arbitrate, including, but not limited to, any claim that all or any part of this agreement to arbitrate is void or voidable. Any disputes regarding the enforceability or validity of this agreement to arbitrate or any of its provisions shall be resolved as

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if the arbitrator or other decision-maker, if any, is acting as a federal district court judge applying the FAA and its precedent.

____ (Executive’s Initials Acknowledging the FAA)

(h)
Consideration. Employer’s offer to make Executive eligible for promotions, raises, bonuses, gifts and prizes in the future, and the promises by Employer and Executive to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other to enter into this Agreement.
(i)
Representation, Fees, and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party subject to written evidence of such fees and applicable law. Employer shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that Executive would be required to bear if the action were brought in court. Executive and Employer shall pay any required fees or costs to initiate or continue the arbitration proceeding within sixty (60) days of receiving an invoice from JAMS. Executive and Employer agree that this provision preempts and supersedes any contrary provision in the California Arbitration Act, other applicable local or state law, or in the arbitration provider’s rules or in the terms of the invoices for the required fees or costs.
(j)
Waiver of Jury Trial/Exclusive Remedy. Executive and Employer knowingly and voluntarily waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in court.

____ (Executive’s Initials Acknowledging Waiver of Jury Trial)

(k)
Waiver of Representative, Class and Collective Action Proceedings. To the maximum extent permitted by law, Executive and Employer knowingly and voluntarily agree to bring any claims governed by this Agreement in his capacity and not as a plaintiff, class member or representative in any purported class, collective or representative action. They further agree to waive any right to participate in any representative, collective or class action proceeding related to any claims governed by this agreement to arbitrate. Employer and Executive also agree that the arbitrator may not consolidate more than one individual’s claims unless the parties agree in writing, and may not otherwise preside over any form of representative, collective or class action proceeding, including, but not limited to, any representative action under California Business and Professions Code sections 17200 et seq. or any other applicable local or state law If any representative, class or collective action is filed in contravention of this section, the parties to the action shall immediately seek dismissal of the action or, in the alternative, seek an immediate stay of the action pending full and final resolution of the arbitration unless prohibited by law.

____ (Executive’s Initials Acknowledging Waiver of Representative, Class or Collective Actions)

(l)
Indirect Beneficiaries Covered by the Agreement to Arbitrate. In addition to Employer, this agreement to arbitrate applies and inures to the benefit of the parties that are alleged

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or otherwise deemed to manage, supervise or allegedly inure or damage (financially or otherwise) Employer’s employees, or operate as joint employers or co-employers of Employer’s employees (collectively, “Indirect Beneficiaries”) with respect to any claim covered by this agreement to arbitrate.
16.
Certain Covenants.
(a)
Loyalty and Conflict Restrictions. Except as may otherwise be expressly approved by the Company, during the term of this Agreement, Executive shall not actively compete with the business of the Company, or otherwise aid or assist, in any manner, another person in competing with the Company, to the extent such conduct would breach Executive’s duty of loyalty to the Company. Nothing in this Section 16 prohibits Executive from making passive investments, including ownership of securities of any entity traded on a national securities exchange, if Executive is not a controlling person of, or a member of a group which controls, such entity; or does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.
(b)
Confidential Information. Executive and the Company have entered into the Company’s standard Executive Proprietary Information and Invention Assignment Agreement, or such similar document as commonly used by the Company (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.
(c)
Solicitation of Executives. Executive shall not during the term of Executive’s employment, directly or indirectly, solicit or encourage to leave the employment of the Company, any executive of the Company.
(d)
Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 16 (collectively, the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)
Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction or through arbitration as set forth in Section 16, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and
(ii)
Accounting and Indemnification. The right and remedy to require Executive (x) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (y) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be

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incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.
(e)
Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, to the extent permitted by applicable law, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. To the extent permitted by applicable law, Executive hereby waives any and all rights to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.
(f)
Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction or designated arbitrator pursuant to Section 15(c)(ii) within the geographical scope of such covenants. If the courts or arbitrator(s) of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. Notwithstanding the foregoing, this section shall be enforced only to the extent permitted by applicable law.
17.
Restriction on Use of Confidential Information.
(a)
Nondisclosure. Executive will not publish or disclose or allow to be published or disclosed, confidential information to any person who is not an employee of OSS or to any entity unless such disclosure is necessary to the performance of Executive’s obligations under this Agreement.
(b)
Surrender Upon Termination of Agreement. Upon termination of this Agreement for any reason, Executive will surrender to OSS all documents and materials in his possession and/or control which contain confidential information. Executive further agrees to return any and all other documents, materials, computer disks, or other items or property provided to Executive by OSS during the term of this Agreement upon the termination of this Agreement for any reason.
(c)
Prohibition Against Unfair Competition. Executive will not use any confidential information to engage in competition with OSS at any time during the term of this Agreement or after the termination of this Agreement for any reason.
18.
Solicitation of Employees.
(a)
Information About Other Employees. Executive may be called upon to work closely with employees of OSS in performing services under this Agreement. All information

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about such employees which becomes known to Executive during the course of this Agreement, and which is not otherwise known to the public, including compensation or commission structure, is confidential information of OSS and shall not be used by Executive in soliciting employees of OSS at any time during or after the termination of this Agreement.
(b)
Solicitation of Employees Prohibited. During the term of this Agreement, Executive shall not, directly or indirectly ask or encourage any employee(s) of OSS to leave their employment with OSS, or solicit any employee(s) of OSS for employment elsewhere.
19.
Representation Concerning Prior Agreements. Executive represents to OSS that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect this Agreement. Executive further represents that he can fully perform the duties under this Agreement without violating any obligations Executive may have to any other company or person, including but not limited to, misappropriating any confidential information acquired from a company or person and agrees that he has not and will not misappropriate any confidential information acquired from a company or person. Executive agrees that he will indemnify and hold OSS harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.
20.
Violations of Confidential Information, Solicitation and Prior Agreement Clauses. Executive agrees and acknowledges that the violation of any of the provisions contained in Sections 16 through 19 hereof would cause irreparable injury to OSS, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that OSS shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Such relief may be obtained based on the procedure set forth in Section 15(d) above.
21.
Successors and Assigns. The rights and obligations of OSS under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of OSS. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.
22.
Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.
23.
Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.
24.
Separate Terms. Each term, condition, covenant or provision of this Agreement shall be reviewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by an arbitrator or a court of competent jurisdiction, as applicable, to be invalid, the remaining provisions shall continue in full force and effect.
25.
Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

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26.
Notices. Any notices required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his residence in the case of Executive, or hand delivered to Executive, or to its principal office in the case of OSS.
27.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original when all counterparts are executed, but all of which constitute a single instrument. Photographic, scanned, digital, electronic, or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.
28.
Entire Agreement. Except as expressly referenced in this Agreement, Executive acknowledges receipt of this Agreement and agrees that, as of the Effective Date, this Agreement amends and restates the Prior Agreement in its entirety and represents the entire agreement with OSS concerning the subject matter hereof. This Agreement, together with the Proprietary Information and Inventions Agreement is a final, complete and exclusive statement of its terms and supersedes the Prior Agreement and any other previous oral or written communications, representations, understandings or agreements with OSS or any agent thereof concerning such subject matter. Executive understands that no representative of OSS has been authorized to enter into any agreement or commitment with Executive that is inconsistent in any way with the terms of this Agreement.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated: July 31, 2026	/s/ Robert Kalebaugh Robert Kalebaugh

Dated: July 31, 2026	One Stop Systems, Inc. /s/ Mike Knowles By: Mike Knowles Title: Chief Executive Officer

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